Exhibit 5.2

July 25, 2008

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

          Re: BB&T Capital Trust V

Ladies and Gentlemen:

     We have acted as special Delaware counsel for BB&T Capital Trust V, a Delaware statutory trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 12, 2006, as restated by the Restated Certificate of Trust (as so restated, the “Certificate of Trust”) filed with the Secretary of State on July 22, 2008;

(b)	The Trust Agreement of the Trust, dated as of May 12, 2006, among BB&T Corporation, a North Carolina corporation (the "Company"), and the trustees of the Trust named therein, as amended and restated on July 21, 2008;

(c)	The Registration Statement, on Form S-3, including a prospectus (the "Prospectus"), relating to the Capital Securities of the Trust representing preferred undivided beneficial interests in the Trust (each, a "Capital Security" and collectively, the "Capital Securities"), filed by the Company and the Trust with the Securities and Exchange Commission on July 25, 2008 (the “Registration Statement”);

BB&T Corporation
July 25, 2008

           (d)    A form of Amended and Restated Trust Agreement for the Trust (the "Trust Agreement"), to be entered into between the Company and the trustees of the Trust named therein (including the Exhibits thereto), filed as an exhibit to the Registration Statement; and

           (e)    A Certificate of Good Standing for the Trust, dated July 24, 2008, obtained from the Secretary of State.

     Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

     As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company.

     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Capital Security is to be issued by the Trust (collectively, the "Capital Security Holders") of a Capital Security Certificate for such Capital Security and the payment for such Capital Security, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Capital Securities are authenticated, issued and sold to the Capital Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

BB&T Corporation
July 25, 2008

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

     2. The Capital Securities of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial interests in the assets of the Trust.

     3. The Capital Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Capital Security Holders may be obligated to make payments as set forth in the Trust Agreement.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

                             /s/ Richards, Layton & Finger, P.A.

EAM/JWP